                                                                    EXHIBIT 99.1


                                                                  PRESS RELEASE

Media Contact:                                                       IR Contact:
--------------                                                      -----------
Missy Acosta                                                          Cathy Hay
Ackermann PR                                                       Morgen-Walke
(865) 584-0550                                                   (212) 850-5696
macosta@ackermannpr.com                                    chay@morgenwalke.com



              IPIX(R) ANNOUNCES CLOSE OF FIRST TRANCHE OF FINANCING
         $10 million investment led by Paradigm Capital Partners and the
                            Memphis Angels complete

SAN RAMON, CA and OAK RIDGE, TN - May 29, 2001 - Internet Pictures Corporation (NASDAQ: IPIX; "iPIX"), the standard in the delivery of dynamic imaging, today announced the close of the $10 million investment from Paradigm Capital Partners and the Memphis Angels. This is the first of two tranches of financing that will enable the Company to raise up to $30 million of capital in order to finalize its restructuring efforts, execute on its revised business plan, and reach profitability.

As previously stated, with the close of this first tranche of funding, Donald Strickland becomes iPIX's new CEO while former chairman and CEO James Phillips takes on a new role as chairman emeritus, founder. In addition, James Phillips, John Trezevant, John Moragne, and John Hendricks will exit the iPIX Board of Directors and the new investors will fill four of seven board seats. Paradigm managing director Bill Razzouk and Memphis Angel member Thomas M. Garrott, chairman of National Commerce Financial Corporation, will join the iPIX Board immediately, filling two seats. Investors in the second tranche of funding will fill the remaining two positions at the close of Tranche B. Mr. Razzouk will succeed Mr. Phillips as chairman. Prior to joining Paradigm, Mr. Razzouk served as chairman and CEO of PlanetRx.com, president and chief operating officer of Storage USA, Inc., president and chief operating officer of America Online, and executive vice president of worldwide customer operations at FedEx.

"I'm honored to be given the opportunity to lead iPIX into this next phase of our growth," said Strickland. "Moving forward, iPIX will continue to execute on the strategy Jim and I began last year, which is to focus on high-technology products that deliver high margins and high growth opportunities as the means to reaching profitability."

The second and final tranche of the private investment is expected to close after the iPIX annual shareholders' meeting that will occur later this summer and will include up to an additional $20 million in convertible preferred stock, which may convert into common stock at a rate of $.25 per share.

ABOUT IPIX
Internet Pictures Corporation (iPIX(R)) provides Internet imaging solutions to facilitate commerce, communication and entertainment. The Company's end-to-end solutions include the capture, processing, management and distribution of digital imaging and the associated data to make the images meaningful. iPIX's solutions encompass many types of rich media content, including still


                                       1.

images, 360(degree) by 360(degree) immersive images, video, animation, text and audio. A broad array of industries -- including real estate, auctions, travel, government, education, automotive, sports and entertainment -- are capitalizing on iPIX dynamic imaging to give viewers better information, more interaction and a richer online experience. Twenty-two of Media Metrix's top twenty-five web sites use iPIX to make their sites more dynamic. The Company is headquartered in Oak Ridge, Tennessee, with co-headquarters in San Ramon, California. http://www.ipix.com

ABOUT PARADIGM CAPITAL PARTNERS
Paradigm Capital Partners, LLC serves the capital and advisory needs of companies principally located in the Southeast. With a dedicated team of 10 investment professionals located in Memphis, TN, Paradigm focuses on offering its portfolio companies a wide network of resources, business development consulting and management services to minimize the risks typically associated with early stage and emerging growth companies. Paradigm has led private funding rounds for a number of Southeastern-based companies including dotLogix, FirstDoor.com, Memphis Networx and Thoughtware Technologies. For more information about Paradigm, visit http://www.paradigmcp.com.

ABOUT MEMPHIS ANGELS
Paradigm Capital Partners launched the Memphis Angels, an angel investment group, to evaluate and fund early stage, and emerging growth companies located primarily in the Southeast. This group includes prominent leaders, entrepreneurs, and members of several Memphis-based companies with significant expertise in multiple domains. To aid in the development and ongoing success of this initiative, McKinsey & Company, a leading international management consultancy, serves as the strategic advisor for both the Memphis Angels and Paradigm Capital Partners.

The Memphis Angels are a select group of accomplished individuals representing some of North America's most successful public and private companies and include:

-        Robert B. Blow, Managing Director of Paradigm Capital Partners;
-        William B. Dunavant Jr., Chairman and CEO of Dunavant Enterprises;
-        Thomas M. Garrott, Chairman of National Commerce Financial Corporation;
-        J.R. "Pitt" Hyde III, Founder and Retired Chairman of AutoZone;
-        Frederick W. Smith, Chairman and CEO of FedEx Corporation;
-        Willard R. Sparks, Chairman of Sparks Companies, Inc.; and
-        The Kemmons Wilson Family.

For more information about the Memphis Angels visit http://www.memphisangels.com.

                                      # # #

Internet Pictures and iPIX are trademarks and service marks of Internet Pictures Corporation.

The securities to be sold in the investment have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "may," "will," "plans," and "anticipate," or the


                                       2.

negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals, restructuring efforts, and the timing and amount of private investment proceeds, and are based on current expectations. Actual results may differ materially from those projected in the forward-looking statements based upon a number of factors including (i) the inability to close on a portion of the proposed investment, (ii) changes in the demand for iPIX products and services, (iii) the loss of existing, or an inability to attract new, iPIX customers, (iv) technological changes, (v) general economic, financial or market changes or developments, and (vi) an inability to successfully implement restructuring and profitability plans. The matters discussed in this press release also involve risks and uncertainties described from time to time in Internet Pictures Corporation's filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the annual report filed on Form 10-K with the SEC on April 2, 2001 (www.sec.gov).


                                       3.